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                                                                    EXHIBIT 99.3

                            PARTICIPATION AGREEMENT

     This PARTICIPATION AGREEMENT (this "Agreement") is made as of November   ,
1998, between        (the "Participant"), and Superior National Insurance Group,
Inc., a Delaware corporation (the "Company").

                                   RECITALS:

     WHEREAS, in connection with the Company's Stock Offering, as described in the Company's Registration Statement No. 333-58579 on Form S-3, the Board of Directors of the Company has approved the issuance to each employee and consultant of the Company holding stock options and grants of restricted stock one non-transferable right (a "Right") to purchase one share of the Company's common stock, par value $.01 per share (the "Common Stock"), at the subscription price of $16.75 for each Common Stock equivalent held by such employee or consultant (the "Employee Participation"); and

     WHEREAS, pursuant to the terms of the Employee Participation, in order for the Participant to receive the Rights to which he or she is entitled hereunder, the Participant must first agree and acknowledge that the Rights to be received will be non-transferable.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

     (a) Rights Non-Transferable. The Participant hereby acknowledges and agrees that the Rights to be received by the Participant in the Employee Participation will be non-transferable. The Participant also acknowledges and agrees that in order to enforce the restriction on transfer of the Rights to be received by the Participant, the Company will issue a "stop transfer" order to Wilmington Trust Company, as Subscription Agent, for the Subscription Certificate to be issued to the Participant in connection with the Rights Offering. The Participant further acknowledges and agrees that the Subscription Certificate representing the Rights to be received pursuant to the Employee Participation will contain the following legend:

     THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES. THE SHARES ISSUABLE UPON THE EXERCISE OF THIS SUBSCRIPTION CERTIFICATE WILL BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER UNDER THE TERMS OF THE RELATED STOCK SUBSCRIPTION AGREEMENT.

     (b) No Right to Employment. This Agreement shall not confer upon the Participant any right to employment or continuance of performance of services for the Company or any affiliate of the Company. The Participant acknowledges and agrees that, unless otherwise provided for by an employment or consulting agreement or other similar agreement entered into between the Participant and the Company or any affiliate of the Company, his or her employment with the Company or any such affiliate is not for any fixed term and that it will continue only at the will of both the Participant and the Company.

     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law rules thereof.

     (d) Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating hereto.

     (e) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same Agreement.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          COMPANY:

                                         Superior National Insurance Group,
                                         Inc.,
                                          a Delaware corporation

                                         By:
                                          --------------------------------------
                                         Name:
                                         Title:

                                         PARTICIPANT:

                                          --------------------------------------
                                         Name:

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